produce all documents required for the opening of the joint account. Interest, if any, to be credited to the 22
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the 23
Buyers, The expenses for the opening of the joint account and the dosing fees to be shared equally between the Sellers and the Buyers 24 3. Payment (See also Clause 4~ ) 25 The said Purchase Price shall be paid in full free of bank charges to Seliers to: HSH NORDBANK AG HAMBURG, GERMANY, SORT CODE: 21050000, with JP MORGAN CHASE BANK NA NEW YORK, USA, SWIFT; CHASUS33, ACCOUNT: OOM-331808 in favor of LINCOLN FINANCE CORP., USD ACCOUNT:
1100175430, IBAN: DE1 521 0500001 1001 75430 26 27 on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect 28 physically ready for delivery in accordance with the terms and conditions of this Agreement and 29
Notice of Readiness has been given in accordance with Clause 5. 30 4. Inspections 31
The Buyers have waived their right to-4nspoct the Vessel and nor class records. a)* The Buyers have inspected and accepted the Vessel’s classification records, The Buyers 32 hove alec inspected the Vessel at/in and the Vessel’s records 33 and have accepted the Vessel following this inspection and the sale is outright and definite, 34 subject only to the terms and conditions of this Agreement, 35 b)* The Buyer shall have the right to inspect the Vessel’s classification records and declare 36 whether same are accepted or not within 37
The Sellers shall provide for inspection of the Vessel at/in 38
The-Bayers shall undertake the inspection without undue- delay to-the Vessel. Should-the 39
Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. 40 The-Buyere shall inspect the Vessel without opening up and without coot to the Sellers. — 4 1 During the inspection, the Vessor-s-deek-af^-^Rg4ne40§—b6oks-s^a^be-mQdo available for 42 examination by the Buyers, if the-Vessel is accepted after such inspection, the sale-shall 43 become outright and definite, subject only to the terms and conditions of this Agreement, 44 provided the Sellers receive written-notice-of-acceptance-from the Buyers within 72 hours 45 after completion of such inspection. 46 Should notice of acceptance of the Vessel’s classification records and of the Vessel not be. 47 received by the-Sellers as aforesaid, the-deposit together with interest earned shall be 48 released imrnediately to the Buyers, whereafter this Agreement shall bo null and void. 49 * 4 a} and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, 50 alternative 4a) to apply. 51 6. Notices, time and place of delivery 52
a) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall 53 provide the Buyers with 30, 21, 14 and 7 days approximate definite and 24 hours definite 54 notice of the estimated time of arrival at the intended place of drydocking/underwater 55 inspection/delivery. 56 When the Vessel is at the place of delivery and in every respect physically ready for delivery 57 in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of 58
Readiness for delivery. b) The Vessel shall be delivered and taken over cargo free and stowaways free at a safe and 59 accessible port, anchorage, and/or safe and accessible berth always safely afloat at Sellers’ 60

The Buyers’ Class and the Sellers’ Class shall at all times be the sole arbitrators as to whether underwater damage, if any, imposes condition/recommendation of class. The decision of class as to whether underwater damage, if any, imposes a condition and/or recommendation of class shall be final and binding for both parties. Notice of Readiness not to be tendered prior completion of the underwater inspection. If damage affecting class found, that does not necessitate immediate docking. Buyers and Sellers authorised representatives to meet to try to agree a compensation amount for Buyers taking over the vessel with such damages, if cannot agree, repair quotes to be obtained from two reputable repair yards nearest to the delivery port, one yard to be chosen by each party, with compensation amount to be the average of the two repair quotes. {iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry- 10’ docking facilities are available at the port of delivery, the Sellers shall take the Vessel 10° to a port where suitable drydocking facilities are available, whether within or outside 10’ the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver 1 1[1] the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the 1 1 purpose of this Clause, become the new port of delivery. In such event the cancelling date 11:
provided for in Clause 5 b) shall be extended by the additional time required for the 11; drydocking and extra steaming, but limited to a maximum of 14 running days. 1 1- c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above 11
(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not 1 1’ required by the Classification Society, the Buyers shall have the right to require the tailshaft 11 to be drawn and surveyed by the Classification Society, the extent of the survey being in 11:
accordance with the Classification Society’s rules for tailshaft survey arid consistent with 11’ the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they 121 require the tailshaft to be drawn and surveyed not later than by the completion of the 12
122
inspection by the Classification Society. The drawing and refitting of the tailshaft shall be 123 arranged by the Sellers. Should any parts of the tailshaft system be condemned or found 124 defective so as to affect the Vessel’s class, those parts shall be renewed or made good at 125 the Sellers’ expense to the satisfaction of the Classification Society without 126 condition/recommendation*. 127 (ii) the expenses relating to the survey of the tailshaft system shall be borne 128 by the Buyers unless the Classification Society requires such survey to be carried out, in 129 which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses 1 30 if the Buyers require the survey and parts of the system are condemned or found defective 1 31 or broken so as to affect the Vessel’s class*. 132 (iii) the expenses in connection with putting the Vessel in and taking her out of 133 drydock, including the drydock dues and the Classification Society’s fees shall be paid by 1 34 the Sellers if the Classification Society issues any condition/recommendation*as a result 1 35 of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers 136 shall pay the aforesaid expense?, dues and fees. 137 (iv) the Buyers’ representative shall have the right to be present in the drydock, but 1 38 without interfering with the work or decisions of the Classification surveyor. 139 (v) the Buyers shall have the right to have the underwater parts of the Vessel 140 cleaned and painted at their risk and expense without interfering with the Sellers’ or the 141
Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, 142 however, the Buyers’ work in drydock is stilt in progress when the Sellers have 143 completed the work which the Sellers are required to do, the additional docking time 144 needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event 145 that the Buyers’ work requires such additional time, the Sellers may upon completion of the 1 46 Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock 147 and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether 148 the Vessel is in drydock or not and irrespective of Clause 5 b), 149 * Notes, if any, in the surveyor’s report which are accepted by the Classification Society 1 50 without condition/recommendation are not to be taken into account. 151

6 a) and 6 b) are alternatives; delete whichever is not-applicable. In the absence-of deletions, 152 alternative 6 a) to-apply-. . — -453 7. Spares/bunkers, etc. 154 The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on 155 shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare 1 56 propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or 157 unused, whether on board or not shall become the Buyers’ property, but spares on order are to be 158 excluded. Forwarding charges, if any. shall be for the Buyers’ account The Sellers are not required to 159 replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which 160 are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the 161 property of the Buyers. The radio installation and all navigational and wireless equipment shall be 162 included in the sale without extra payment are if they the property of the Sellers. Unused stores and 163 provisions shall be included in the sale and be taken over by the Buyers without extra payment. Loading 164 instrument including software together with all items required by the Classification or Flag Administration will remain onboard being included in the sale. The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the 1 65 Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., 166 exclusively for use in the Sellers’ vessel (s). shall be excluded without compensation. Captain’s, Master’s 167
Officers’ and Crew’s personal belongings including the Master’s slop chest are to be excluded from the sale, 166 as well as the following additional items (including items on hire): 165 Globe wireless equipment Unitor equipment including gas bottles The Buyers to pay extra and take over the remaining bunkers if they are the property of the Sellers 1 70 and for unused lubricating oils in vessel’s designated storage tanks and-or in unbroached/sealed drums, always without having passed 171 through the system recycled, at Sellers last invoiced net purchased prices excluding cost of barging evidenced by original 172 invoices/vouchers for the bunkers and at list price less 40% for the lubs. Two days prior vessel’s delivery ROB luboil quantities as well as the estimated lubs on delivery will be jointly measured and agreed by the Sellers and Buyers representatives. Price to be at list less 40%. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price. 8. Documentation (See Clause 47- ) 175
The place of closing: Piraeus, Athens, Greece and/ or New York 176
In exchange for payment-of-the Purchase Price the Sellers-shall furnish the Buyers with delivery — 177 document. namely: — — -178 a} Legal Bill-of-Sale In a form recordable in (the-country in which the Buyers — 179 to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages 180 and maritime lions or any other debts or claims whatsoever, duly notarially attested-and 181 legalized by-the consul of such -country or other-competent authority. 182 b}- -Current Certificate of Ownership issued by-the-competent authorities of the flag state of 183 the-Vessel. 184 c)- Confirmation of Class issued within 72 hours prior to delivery. • 185 d) Current Certificate issued by the competent authorities stating that the Vessel-is free from 186 registered encumbrances. 187 e} Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of 185 deletion appropriate-to the Vessel’s-registry at the time of delivery ,or,in the event that the 186 registry-does not-as a matter of practice issue such-documentation immediately, a written 100 undertaking-by the Sellers to effect deletion from the Vessel’s registry-forthwith and furnish a 191 Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 — • 192 (four) weeks after the Purchase Price has boon paid and the Vessel has been delivered. — — 193 f) Any such additional-documents as may -reasonably-be -required by-the-competent authorities 194 for the purpose of registering the-Vessel, provided the-Buyers notify the Sellers of any such 195 documents as soon as possible-after-the-date of this Agreement. — - 196
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of 1 97 Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the 1 98 Buyers. 12S At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all 200
Plans/drawings/instructionbooks relative to main engine and auxiliaries/SOPEP/publications as on board, etc., which are on board the Vessel. Other certificates which are on board the Vessel 201 shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the 202
Buyers to have the right to take copies. All other technical documentation and plans, etc. ashore which may 20; be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so 204 request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take 205 copies of same. 206 9. Encumbrances 207
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and/or maritime liens or any other debts and/or claims whatsoever against the Vessel and/or the 20E Sellers. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made 210 against the Vessel which have been incurred prior to the time of delivery and reference to clause 7. 3 of the Master Agreement 211
10. Taxes, etc. 212 Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag 213 shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ 214 register shall be for the Sellers’ account. 21 5 11. Condition on delivery 213
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is 217 delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be 218

16. Arbitration 262
a}*’ This Agreement shall be governed by arid construed in accordance with English law and 253 any dispute arising out of this Agreement shall be referred to arbitration in London before three Arbitrators in accordance with the Arbitration Act 1 996 or any statutory modification or 264 re-enactment thereof for the time being in force and the terms of the London Maritime Arbitration Association then in force, one arbitrator being appointed by each party. 265 On the receipt by one party of the nomination in writing of the other party’s arbitrator 267 that party shall appoint their arbitrator within fourteen days 268
If that party does not appoint its own arbitrator within the fourteen days specified the party 269 referring a dispute to arbitration may, without the requirement of any further prior notice to the 266 other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly, 267 The award of the sole arbitrator shall be binding on both parties as if it had been appointed by 268 agreement. The two arbitrators properly appointed shall appoint the third arbitrator who shall act 269 as chairman of the Tribunal. 270 b^ This Agreement shall be governed by- and construed in accordance with Title 9 of the 274 United-States- Code and the Law of the State of New York and should any dispute-arise out-of 272 this Agreement, the matter-in dispute shall be referred to three persons at New York, one-t0 -273 be appointed by each of the parties hereto, and the third by the two so chosen: their — • • • — • — -244 decision or that of any two of them shall-be final, and for purpose of enforcing any award, this 275 Agreement may be made a rule of the Court. 2-76 The proceedings shall be conducted in accordance with the rules of the Society of Maritime 277 Arbitrators, Inc. New York. 278 e^ Any dispute-arising -out of -this Agreement-shall be referred to arbitration at 279 -•• — — subject of the procedures applicable there. 286 The-laws-of shall-govern this Agreement. 244 * 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of 282 deletions, alternative 16 a) to apply. 283
Additional Clauses from 17 to 18 form an integral part of this Memorandum of Agreement

Appendix to Memorandum of Agreement code-name SALEFORM 1993-dated
~~11th October 2007~~ – M/V "HAMBURG MAX"

CLAUSE 17

The 20 pct deposit shall be made on the Initial Closing Date as defined in Clause 2.4(b) of the Master Agreement ~~referred to in Clause 31 hereof~~. The 20 pct deposit and balance of 80 pct together with extra payment for luboils and or bunkers, to be paid on day of delivery at Sellers' nominated bank provided however that if the Vessel is delivered on the Initial Closing Date, Buyers will not be required to pay the 20% deposit into the joint account referred to in Clause 2 and they will make payment of 100% of the purchase price directly to the Sellers. On delivery of the Vessel, in exchange for payment of the purchase price of the Vessel and extra payment for luboils and/or bunkers, Sellers will provide the Buyers with ~~against~~ delivery documents reasonably needed by Buyers to acquire legal ownership and register the vessel under her new flag. Such documents to be mutually agreed and listed in an Addendum to the Memorandum of Agreement. but shall include, without limitation, the closing deliveries as required by Clause 2.2 and 2.4 of the Master Agreement as well as each party's respective officer certificate dated the Initial Closing Date setting forth names and signatures of signatories to MOA and other related documents as well certifying and attaching charter documents of such party in effect as of the date of the Initial Closing Date and duly executed shareholder and director resolutions approving the entry into the Master Agreement referred to in Clause 31 hereof, this MOA, other related documents and the transactions contemplated hereby and thereby. Signing of the Addendum shall not delay signing of MoA and lodging of the deposit.

CLAUSE 18

Sellers to confirm in writing on delivery that to the best of their knowledge the vessel:

- is not blacklisted by any Arab countries / nations or any other countries or organizations;
- has not touched bottom since her last dry docking.

CLAUSE 19

All negotiation and eventual sale to be kept strictly private and confidential between all parties involved except where required by Statutory or U.S. Stock listed requirements. However should despite the efforts of all parties involved details of the sale become known or reported in the market neither the Sellers not the Buyers have the right to withdraw from the sale or fail to fulfill all their obligations under this Agreement.

This Memorandum of Agreement is drawn up in two originals with even tenor and date. One original shall be retained by the Sellers and one original shall be retained by the Buyers.

CLAUSE 20

Vessel to be delivered free of cargo, cargo residues and free of any dunnage, with holds swept, clean and dry on completion of last voyage, prior delivery.

CLAUSE 21 Sellers warrant that on the date hereof and on the date of Vessel’s delivery, the Vessel shell be entitled to trade worldwide within Institute Warranty Limits without restriction or limitation.
Sellers also to confirm on delivery that vessel has not traded during the last two (2) years in CIS Pacific Countries, but if traded, then, a valid Phytosanitary Certificate to be presented.
CLAUSE 22 Canceling date to be sixty (60) days after Initial Closing Date
CLAUSE 23
Seller has good and marketable title to. is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Vessel.
CLAUSE 24
Each party hereto is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this MOA and the transactions contemplated hereby. Each party hereto is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).
CLAUSE 25
Each party hereto has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this MOA and otherwise to carry out its obligations here under. The execution and delivery of this MOA and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, other corporate or other action or proceeding on the part of either party hereto is necessary to authorize this MOA or the consummation of the transactions contemplated hereby. This MOA has been duly executed by each party hereto and, when delivered, will constitute the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
CLAUSE 26
The execution, delivery and performance of this MOA by each party hereto and the consummation by such party of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its respective charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which such party is a party thereto or by which any property or asset of such party is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which such party is subject or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any governmental authority to which such party is subject, or by which any property or asset of such party is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).
CLAUSE 27

Neither party is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or other person or entity in connection with the execution, delivery and performance by such party of this MOA, other than those that have been made or obtained by such party prior to the date of this MOA.
CLAUSE 2S This Agreement is one of the “MOA“s referred to and defined in (1) the Master Agreement dated the date hereof and executed and delivered concurrently herewith by the Sellers, the Buyers, and others, If there is any inconsistency between the terms and conditions of this Agreement and the terms and conditions of said Master Agreement with respect to the sale and purchase of the Vessel, then the terms and conditions of this Agreement shall prevail. Notwithstanding the above, the obligations of each party under this MOA are subject to: (i) Seanergy obtaining the initial Closing / Shareholder Approval, as defined in the Master Agreement. and (ii) The satisfaction or waiver of each of the applicable conditions set forth in Article VIll of the Master Agreement. “
In case Seanergy fails to obtain the Shareholder Approval the Initial Closing as defined in the Master Agreement does not take place as provided in the Master Agreement, this Memorandum of Agreement shall be automatically terminated, cancelled and of no further force and effect without responsibility of any of the parties.
/For the Sellers (1) For the Buyers(2)
/s/ /s/ —— — Name Name Title Title